Exhibit 10.21

IRIDEX CORPORATION

ADEA WAIVER AGREEMENT AND RELEASE

This ADEA Waiver Agreement and Release (the “ADEA Waiver” or the “Agreement”) is made by and between Dr. Dominik Beck (“Employee”) and IRIDEX Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee and the Company entered into the Employment Agreement dated August 16, 2011 (the “Employment Agreement”);

WHEREAS, Employee’s positions as an officer and employee with the Company and any of its subsidiaries were terminated in conjunction with a restructuring of the senior executive team effective as of August 24, 2012 (the “Separation Date”);

WHEREAS, the Company and Employee are entering concurrently into a Separation Agreement and Release (the “Separation Agreement”), and;

WHEREAS, the Parties also wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Company Releasees (as defined below) arising from or relating to the Age Discrimination in Employment Act of 1967 only (e.g., any and all such claims arising out of or in any way related to Employee’s employment with or separation from the Company).

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Consideration. In consideration of Employee’s execution of this ADEA Waiver (and so long as he does not timely revoke it), the Company will pay Employee the actual amount (i.e., no withholdings or setoff of any kind) of Eighteen Thousand Seven Hundred and Fifty Dollars ($18,750) (the “ADEA Payment”) for Employee’s physical receipt within seven days of the Effective Date (defined below). The ADEA Payment is made in compromise settlement of any of Employee’s alleged and/or potential age discrimination-related claims only against the Company and the Company Releasees, as defined below, and which the Company also agrees to accurately and timely report to the applicable government entities (by 1099) and otherwise so accurately document.

2. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that (conditioned on his fully and timely receipt of the ADEA Payment) he is hereby waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) against the “Company Releasees”, defined herein as the Company and its present and former officers and directors, employees, administrators, affiliates, representatives, agents, benefit plans, plan administrators, insurers, divisions, investors, shareholders, predecessors, successors, and assigns, and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement, or to any other rights or claims whether before or after then. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. Employee acknowledges and agrees that any changes, whether material or immaterial, do not restart the running of the 21-day period pursuant to 29 C.F.R. 1625.22(e)(4).

3. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

4. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Each Party consents to the personal, general and any other required jurisdiction and venue with JAMS (and subject to the same ADR terms found in the Separation Agreement, whose ADR terms are expressly incorporated into this Agreement by reference) in Santa Clara, California, and for enforcement or appeal of any JAMS order to the applicable Courts with jurisdiction over events that have taken place exclusively in Santa Clara County, California.

5. Counterparts; Service; Effective Date. Employee (and he alone) has seven (7) days after he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee has signed this Agreement, so long as it has been signed by the Parties and he has not revoked it (the “Effective Date”). This Agreement may be separately executed in separate counterparts and then (upon respective receipt by either the Parties or their legal counsel by either PDF/email, facsimile, or delivery) each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, subject only to exclusively Employee’s timely revocation rights.

6. Entire Agreement. This ADEA Waiver represents the entire agreement and understanding between the Company and Employee concerning any claims by Employee against the Releasees of an ADEA primary nature only and is the only agreement ever between the Parties on that subject and this ADEA Waiver does not supersede, replace or modify in any way the Parties’ Separation Agreement.

7. Voluntary Execution of Agreement. Each Party understands and agrees that he/it executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the other Party or any third party (e.g. his/its own legal counsel), with the full intent of releasing all present claims and rights (subject to the qualifications in this Agreement) against the other Party. Each Party acknowledges that:

a.	He/it has read this Agreement;

b.	He/it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice;

c.	He/it understands the terms and consequences of this Agreement and of the release and waiver it contains; and

d.	He/it is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

DR. DOMINIK BECK, an individual

Dated:	November 6, 2012	By:	/s/ DR. DOMINIK BECK
Dr. Dominik Beck

IRIDEX CORPORATION

Dated:	November 5, 2012	By:	/s/ WILLIAM M. MOORE
		Name:	William M. Moore
		Title:	Chairman and Chief Executive Officer

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